UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 3, 2026

CVD EQUIPMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York	1-16525	11-2621692
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

355 South Technology Drive Central Islip, New York	11722
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (631) 981-7081

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVV	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On September 3, 2026, the Board of Directors (the “Board”) of CVD Equipment Corporation (the “Company”) committed to a restructuring plan (the “Restructuring Plan”) following a thorough evaluation of strategic alternatives for its CVD equipment business. Under the Restructuring Plan, the Company will no longer pursue new system orders for its CVD equipment business.

In connection with the Restructuring Plan, the Company is reducing its workforce by approximately half, to a level necessary to manufacture its remaining equipment backlog, satisfy warranty obligations, and support its ongoing spare parts, quartz, and services business.

As a result of the Restructuring Plan, the Company expects to record a restructuring charge of approximately $0.8 million to $1.0 million in the quarter ending September 30, 2026, consisting primarily of employee severance and related costs.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Emmanuel Lakios as Chief Executive Officer

On September 3, 2026, the Board of Directors and Mr. Lakios mutually agreed that Mr. Lakios would conclude his employment as President and Chief Executive Officer of the Company and would no longer serve as a member of the Company’s Board of Directors, effective immediately. Mr. Lakios’s departure was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with his departure, the Company will continue to pay Mr. Lakios as required by his employment agreement (a) his base salary and employee benefits through October 2, 2026, and (b) during the subsequent nine-month period, his base salary and the employer portion of Mr. Lakios’s existing medical benefits.

Appointment of Warren Cheesman as Acting Chief Executive Officer

Effective September 3, 2026, the Board appointed Warren Cheesman as Acting Chief Executive Officer of the Company.

Mr. Cheesman, age 54, has served as the Company’s Vice President of Manufacturing Operations since October 2022. He has more than 30 years of experience in engineering, operations, quality, and strategic sourcing across the semiconductor, medical device, and defense equipment industries. Before joining CVD, Mr. Cheesman held positions of increasing responsibility at Veeco Instruments, Air Techniques, and Kongsberg Defense & Aerospace. Mr. Cheesman holds master’s degrees in Technology Management and Materials Science and Engineering from Stony Brook University and a bachelor’s degree in Mechanical Engineering from Virginia Tech.

There are no family relationships between Mr. Cheesman and any director or executive officer of the Company, and there are no transactions in which Mr. Cheesman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Cheesman’s appointment as Acting Chief Executive Officer, the material terms of any compensatory arrangement with Mr. Cheesman have not yet been determined and will be disclosed by amendment to this Current Report on Form 8-K when finalized.

Item 7.01.	Regulation FD Disclosure.

On September 10, 2026, the Company issued a press release announcing the Restructuring Plan and the leadership transition described herein. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

The information in this Item 7.01 (including Exhibit 99.1 attached hereto) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated September 10, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 10, 2026

CVD EQUIPMENT CORPORATION

By:	/s/ Richard Catalano
Name:	Richard Catalano
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer